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                                                                    EXHIBIT 99.1

                                                                  NASDAQNM: ATRX

JANUARY 24, 2002

                  FDA APPROVES ATRIX'S PROSTATE CANCER PRODUCT

             - TO BE MARKETED UNDER THE BRAND NAME: ELIGARD(TM) MG -


Fort Collins, CO (January 24, 2002) -- Atrix Laboratories, Inc. (NASDAQ NM:
ATRX) announced today that the company has received approval from the U.S. Food and Drug Administration (FDA) for Eligard(TM) 7.5 mg (formerly Leuprogel One-Month Depot), leuprolide acetate for subcutaneous injection for treatment of advanced prostate cancer. Atrix and Sanofi-Synthelabo Inc., Atrix's marketing partner for the Eligard product line, anticipates this new therapy will be an important addition in the fight against prostate cancer.

"The 10-month review and approval of the Eligard 7.5 mg NDA represents a major achievement in the development of the Atrix product pipeline of value drivers," said David R. Bethune, chairman and chief executive officer at Atrix. "We're proud of the Eligard team. In the pharmaceutical world, a 10-month 'FDA approval' says volumes about the strength of this company. The Atrix team knows how to get it right the first time."

Mr. Bethune continued, "This type of treatment has become a mainstay therapy for advanced prostate cancer as evidenced by $1.2 billion in estimated annual U.S. sales. Eligard 7.5 mg will provide a new treatment option for men with advanced prostate cancer."

According to the American Cancer Society, prostate cancer is the most common cancer, excluding skin cancers, in American men. It is estimated that during the year 2002, approximately 189,000 new cases of prostate cancer will be diagnosed in the United States and an estimated 30,200 men will die of the disease. Approximately one man in six will be diagnosed with prostate cancer during his lifetime.

Gordon Proctor, president of Sanofi-Synthelabo Inc. commented, "The rapid approval of Eligard 7.5 mg exceeded our expectations. Sanofi-Synthelabo Inc. has been working diligently in conjunction with Atrix to bring Eligard 7.5 mg to the tens of thousands of patients who could benefit most. Our sales force will be dedicated to the success of this product."

Last year, Atrix licensed North American marketing rights to the Eligard prostate cancer products to Sanofi-Synthelabo Inc., a subsidiary of the global healthcare company, Sanofi-Synthelabo. Under terms of the agreement, Atrix will receive royalties on sales of the Eligard products and will manufacture the products at its facility in Fort Collins, Colorado. Additionally, Atrix has licensed the European marketing rights to MediGene AG in a similar agreement. The total worldwide market for this type of therapy is estimated at $2.4 billion.

Sanofi-Synthelabo Inc. is the U.S. subsidiary of Sanofi-Synthelabo, the global healthcare company. With 2000 sales of 6 billion euros and 30,000 employees in more than 100 countries, Sanofi-Synthelabo ranks among the world's top 20 pharmaceutical companies. Currently, they have 2,000 sales representatives in the U.S. Sanofi-Synthelabo's world headquarters are located in Paris, France; U.S. headquarters are in New York.

Atrix is developing two additional Eligard products that release leuprolide acetate over a period of three and four months using Atrix's Atrigel(R) Depot drug delivery system. Sustained levels of leuprolide, a leutinizing hormone-releasing hormone (LHRH) agonist, decreases testosterone levels to suppress tumor growth in patients with hormone-responsive prostate cancer. The liquid Eligard products are injected subcutaneously with a small gauge needle, forming a solid implant in the body that slowly releases leuprolide as the implant is bioabsorbed. In September, Atrix submitted a New Drug Application
(NDA)


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for Eligard 22.5 mg (formerly Leuprogel Three-Month Depot) to the FDA and anticipates submitting an NDA for Eligard 30 mg (formerly Leuprogel Four-Month Depot) to the FDA in the first half of 2002.


CONFERENCE CALL SCHEDULED FOR LATER TODAY:


The conference call is scheduled for today, January 24, 2002 at 10:00 am Eastern Standard Time (EST). The conference will be available by telephone at 800-451-7724; Conference ID: ATRIX. Additionally, the conference call will be simultaneously webcast over the Internet. The link for the webcast can be found at Atrix's homepage at http://www.atrixlabs.com.


ABOUT ATRIX LABORATORIES, INC.


Atrix Laboratories, Inc. is an emerging specialty pharmaceutical company focused on advanced drug delivery. With five unique patented technologies, Atrix is currently developing a diverse portfolio of proprietary products, including oncology, pain management, and dermatology products. The company also partners with large pharmaceutical and biotechnology companies to apply its proprietary technologies to new chemical entities or to extend the patent life of existing products.

Safe Harbor Statement Under The Private Securities Litigation Reform Act Of 1995: This press release contains statements that qualify as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, including statements about the following topics: the company's expectations for Eligard; its estimate of the total worldwide market for this type of therapy; the company's expectation that Sanofi-Synthelabo will be able to successfully market Eligard; its expectation of receiving royalties on sales of Eligard and its plan to manufacture Eligard at its facility in Fort Collins, Colorado; its plans to develop two additional Eligard products over the next three to four months; its expectation of submitting an NDA for Eligard 30 mg to the FDA in the first half of 2002; its strategy of developing a diverse portfolio of proprietary products; its hopes that it will be able to partner with large pharmaceutical and biotechnology companies; its hopes that such collaborations will be successful; its hopes that it will be able to extend the patent life of existing products; and its hopes for the future of its business. The company is subject to certain risk factors that may cause actual results to differ materially from anticipated results. Those risks include, but are not limited to, the following: risks associated with product demand, pricing, market acceptance of its current and proposed products, changing economic conditions, risks in product and technology development, the risk of a delay in the submission of an NDA for Eligard 30 mg, the risk that the FDA may not approve an NDA for Eligard 30 mg or that it may not approve the previously submitted NDA for Eligard 22.5 mg, and competition from other products and treatments. For additional information about risk factors, please see the reports filed by the company with the SEC, including the company's Annual Report on Form 10-K for the year ended December 31, 2001 and the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001. The statements in this press release are made as of today, based on information currently known to management, and the company disclaims any duty to update such statements.

                                      # # #


COMPANY CONTACT:
Danette R.M. Meyer, Ph.D. (Dmeyer@atrixlab.com)
Director of Investor Relations
ATRIX LABORATORIES, INC.
(970) 482-5868

INVESTOR RELATIONS FIRM:
Robert Jaffe (rjaffe@pondel.com)
Adrienne Hymes (adrienne.hymes@mslpr.com) PondelWilkinson MS&L (310)207-9300
(310) 207-9300